Exhibit 5.1

August 18, 2008

F. Mark Reuter
DIRECT DIAL: (513) 579-6469A
FACSIMILE: (513) 579-6457
E-MAIL: MReuter@KMKLAW.com

Kendle International Inc.
1200 Carew Tower
441 Vine Street
Cincinnati, Ohio 45202
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as counsel to Kendle International Inc., an Ohio corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers Deferred Compensation Obligations to be issued pursuant to the Company’s Nonqualified Deferred Compensation Plan  (the “Plan”).

This opinion is being furnished pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined the Plan and the Registration Statement (including the exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We are familiar with the corporate proceedings taken by the Company in connection with the authorization of the Plan and have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We are admitted to the bar in the State of Ohio and we do not express any opinion with respect to the laws of any other jurisdiction. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.               The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the state of Ohio.

2.               The Deferred Compensation Obligations, when issued and sold pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or law).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

KEATING MUETHING & KLEKAMP PLL

By: /s/ F. Mark Reuter
F. Mark Reuter